EXHIBIT 10.1

STANDARD PARKING CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made effective July 1, 2008 (the “Grant Date”) between Standard Parking Corporation, a Delaware corporation (the “Company”), and                                                      (the “Recipient”).

WHEREAS, the Company desires to grant to the Recipient an award denominated in units (the “Restricted Stock Units”) of its common capital stock (the “Common Stock”); and

WHEREAS, the Restricted Stock Units are being issued under and subject to the Company’s Long-Term Incentive Plan (the “Plan”) dated March 1, 2004, and any terms used herein have the same meanings as under the Plan (the Recipient being referred to in the Plan as a “Participant”).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1.           GRANT OF RESTRICTED STOCK UNITS

The Company hereby grants to the Recipient              Restricted Stock Units upon the terms and conditions and subject to all the limitations and restrictions set forth herein and in the Plan, which is incorporated herein by reference.  The Recipient acknowledges receipt of a copy of the Plan.  Each Restricted Stock Unit is a notional amount that represents one share of the Company’s Common Stock.  Each Restricted Stock Unit constitutes the right, subject to the terms, conditions and vesting schedule of the Plan and this Agreement, to receive a distribution of a share of Common Stock.

2.           PURCHASE PRICE

The purchase price of the Restricted Stock Units shall be deemed to be zero Dollars per share.

3.           AWARDS SUBJECT TO ACCEPTANCE OF AGREEMENT.

The Award granted hereunder shall be null and void unless the Recipient accepts this Agreement by executing it in the space provided below and returning it to the Company.

4.                                 RIGHTS AS A STOCKHOLDER.

The Recipient shall not have any rights of a stockholder as a result of receiving an Award under this Agreement, including, but not limited to, any right to vote the shares of Common Stock to be issued hereunder, unless and until (and only to the extent) the Restricted Stock Units have vested and the shares of Common Stock thereafter distributed pursuant to Paragraphs 5 and 7 hereof.

5.           VESTING OF RESTRICTED STOCK UNITS.

(a)                                  One third (1/3rd) of the Restricted Stock Units shall become vested on each of the tenth (10th), eleventh (11th) and twelfth (12th) anniversaries of the Grant Date, so long as the Recipient is actively employed by the Company at all times from the Grant Date through each such vesting date.  The foregoing notwithstanding, all of the Restricted Stock Units shall earlier vest upon a Recipient’s attainment of Normal Retirement Age, so long as the Recipient is actively employed by the Company at all times from the Grant Date until such date.  For purposes of this Agreement, “Normal Retirement Age” shall mean                         .

(b)                                 Notwithstanding the vesting terms described in Paragraph 5(a), if the Recipient’s employment is terminated (i) by the Company without “cause” (as defined in the Plan), (ii) as the result of his or her resignation for “good reason” (as defined in any employment agreement between the Recipient and the Company or, if there is no such employment agreement, as defined under Treas. Reg. §1.409A-1(n)(2)(ii)), or (iii) as a result of death or disability (as defined under Treas. Reg. §1.409A-3(i)(4)),  then as of the date of such termination, the number of Restricted Stock Units that shall be deemed vested hereunder shall be equal to the greater of (1) the number of vested Restricted Stock Units determined under Paragraph 5(a) as of the date of termination or (2) [the product of (i) ten percent (10%) multiplied by (ii) the total number of Restricted Stock Units granted hereunder multiplied by (iii) the number of completed anniversary years the Award has been outstanding from the Grant Date, not to exceed ten (10) years.] [the product of (i) the total number of Restricted Stock Units granted hereunder, multiplied by (ii) a fraction with the numerator equal to the number of completed anniversary years from the Grant Date through the date of the Recipient’s employment termination and with the denominator equal to the number of years, or fractions thereof.]

(c)                               All vesting of the Restricted Stock Units not otherwise vested shall cease upon the Recipient’s termination of employment.

(d)                                 For purposes of this Agreement, each date on which any portion of the Restricted Stock Units become vested pursuant to this Paragraph 5 shall be referred to as a “Vesting Date”.

6.           TERMINATION OF AWARDS.

In the event that the Recipient shall forfeit the Restricted Stock Units subject to this Agreement, the Recipient shall, upon the Company’s request, promptly return this Agreement to the Company for full cancellation.  Such cancellation shall be effective regardless of whether the Recipient returns this Agreement.

7.           SETTLEMENT OF RESTRICTED STOCK UNITS.

(a)                                  Subject to the terms of the Plan and this Agreement, Restricted Stock Units shall be settled in shares of Common Stock.  Unless otherwise elected by the Recipient pursuant to Paragraph 7(b), certificates representing shares of Common Stock will be issued to the Recipient as soon as reasonably practicable following each Vesting Date, but in no event shall the shares be issued later than the date that is two and one-half (2 ½) months following the date on which the Restricted Stock Units vest.  As a condition precedent to receiving a distribution of shares of Common Stock hereunder, the Recipient agrees to execute and return one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the shares of Common Stock to be issued hereunder if such Shares are forfeited pursuant to Paragraph 10 hereof or if required under applicable laws or regulations.

(b)                                 Notwithstanding the terms of Paragraph 7(a), a Recipient may, in lieu of receiving a distribution pursuant to Paragraph 7(a), make a current election to receive a distribution with respect to his or her vested Restricted Stock Units upon the earlier of (i) a fixed date, (ii) a separation from service within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, (iii) death, (iv) disability, or (v) a change in control event within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, as evidenced by Recipient’s completion of the election form attached as Exhibit A hereto.  If the election form is not timely completed and returned to the Company in accordance with Exhibit A, the Recipient shall receive a distribution of his or her vested Restricted Stock Units in accordance with the terms of Paragraph 7(a).  Notwithstanding anything in this Agreement or the Plan to the contrary, if the Recipient is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any distributions made as a result of a separation from service within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder shall be delayed for a period of six (6) months following the Recipient’s separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

(c)                                  Notwithstanding the vesting of the Restricted Stock Units, the shares of Common Stock issued in settlement of the Restricted Stock Units shall be subject to the following restrictions on transfer:

(i)

Except as otherwise provided in Paragraph 8(b) with respect to a sale of shares of Common Stock in connection with a Recipient’s making Required Tax Payments, shares of Common Stock that are issued in connection with a particular Vesting Date may only be sold, pledged, transferred or otherwise disposed of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (any such transaction to be referred to herein as a “Transfer”) in accordance with the Company’s Stock Ownership Policy Statement as in effect from time to time.

(ii)

Subject to applicable restrictions of law, the restrictions on Transfer set forth in Paragraph 7(c)(i) shall earlier terminate upon the first to occur of the date the Recipient (1) ceases to be employed by the Company or (2) attains age sixty (60).

8.           WITHHOLDING TAXES.

(a)                                  As a condition precedent to the delivery to the Recipient of any shares of Common Stock in settlement of the Restricted Stock Units, the Recipient shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Recipient shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Recipient.

(b)                                 The Recipient may elect, subject to Company approval, to satisfy his or her obligation to advance the Required Tax Payments with respect to the Restricted Stock Unit Award by any of the following means:  (1) a cash payment to the Company pursuant to Paragraph 8(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (which the Recipient has held for at least six months prior to the delivery of such shares or which the Recipient purchased on the open market and for which the Recipient has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Recipient pursuant to the Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment following the Recipient’s sale of (or by a broker-dealer acceptable to the Company through which the Recipient has sold) a number of shares of Common Stock with respect to which the Required Tax Payments have arisen having a Fair Market Value determined as of the Tax Date equal to the Required Tax Payments, or (5) any combination of (1), (2), (3) and (4).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Recipient.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

9.           COMPLIANCE WITH APPLICABLE LAW.

The Restricted Stock Unit Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock to be issued upon the vesting of the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Restricted Stock Units or delivery of shares hereunder, the Restricted Stock Units subject to the Award shall not vest or the shares of Common Stock will not be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not approved by the Company (which approval will not be unreasonably withheld).  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

10.         FORFEITURE.

If the Recipient breaches any of the agreements and obligations set forth on Exhibit B hereto (the “Protective Agreements”), any grant, payment or delivery made pursuant to this Agreement during the three (3) year period prior to the breach of the Protective Agreements shall be forfeited. The Company shall notify the Recipient in writing of any such forfeiture within one (1) year of the date it acquires actual knowledge of such breach.  Within ten (10) days after receiving such a notice from the Company, the Recipient shall return to the Company any shares of Common Stock that the Recipient received in connection with the forfeited grant or pay to the Company in cash the value of such shares, as such value is determined on the date of the notice.  The Recipient’s failure to return to the Company any certificate(s) evidencing the shares of Common Stock required to be returned pursuant to this paragraph shall not preclude the Company from canceling any and all such certificate(s) and shares.  Similarly, the Recipient’s failure to pay to the Company any cash required to be paid pursuant to this paragraph shall not preclude the Company from  taking any and all legal action it deems appropriate to facilitate its recovery.

11.         DIVIDEND EQUIVALENTS

The Recipient shall earn dividend equivalents on all Restricted Stock Units awarded under this Agreement.  Such dividend equivalents shall be equal to the cash dividends and other distributions that would have been paid on the shares of Common Stock covered by such Restricted Stock Unit had such covered shares been issued and outstanding on any dividend record date during the vesting period prior to the date of payment of such shares, provided that if any such dividends or distributions are paid in shares of Common Stock, the Fair Market Value of such shares of Common Stock shall be converted into Restricted Stock Units, which shall be subject to the same forfeiture and other restrictions as apply to all Restricted Stock Units under this Agreement and, provided further, that dividends or distributions paid in cash shall be immediately distributed to the Recipient as if the Recipient owned the underlying shares of Common Stock at such time.  Dividend equivalents paid in shares of Common Stock shall otherwise vest and be paid at the same time as the shares of Common Stock are paid with respect to vested Restricted Stock Units.  In addition, dividend equivalents shall be subject to all other rules and procedures as established by the Committee under the Plan.

12.         MISCELLANEOUS PROVISIONS.

(a)                                  Meaning of Certain Terms.  As used herein, the term “vest” shall mean no longer subject to forfeiture (other than as provided in Paragraph 10 above).  As used herein, employment by the Company shall include employment by a corporation which is a “subsidiary corporation” of the Company as such term is defined in Section 424 of the Code.  “Disabled” or “disability” shall have the meaning ascribed to such term under Section 409A of the Code and the regulations and guidance promulgated thereunder.  References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

(b)                                 Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Recipient, acquire any rights hereunder in accordance with this Agreement or the Plan.

(c)                                  Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Standard Parking Corporation, Office of the General Counsel, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611; and if to the Recipient, to                                          .  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(d)                                 Governing Law.  This Agreement, the Awards and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(e)                                  Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(f)                                    Transfers.  The Restricted Stock Units granted hereunder shall not be transferable by the Recipient except as the Plan or this Agreement may otherwise provide.

(g)                                 Separability; Reformation.  It is intended that any amount payable under this Agreement will comply with Section 409A of the Code, and regulations and guidance related thereto, or will be a short-term deferral which is not subject to Section 409A of the Code, so as not to subject the Recipient to the payment of any interest or tax penalty which may be imposed under Section 409A of the Code; provided, however, that the Company shall not be responsible for any such interest and tax penalties.  If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on its and his or her behalf effective the day and year first above written.

STANDARD PARKING CORPORATION	RECIPIENT:

By:
Its:

EXHIBIT A

RESTRICTED STOCK UNIT

DISTRIBUTION ELECTION FORM

As the recipient of a grant of Restricted Stock Units under the Standard Parking Corporation Long-Term Incentive Plan (the “Plan”), you have the option to elect the time you will receive a distribution with respect to the Restricted Stock Units, subject to the terms of the Plan and your Restricted Stock Unit Agreement (the “Award Agreement”).  This election is considered to be irrevocable once made.  In order to be effective, this election form must be completed and returned to the attention of Gerard Klaisle by no later than July 30th, 2008  If this election form is not timely completed and returned to the Company, the distribution of your Restricted Stock Units will be made in accordance with the terms of your Award Agreement.

I hereby elect, with respect to the grant of Restricted Stock Units under the Award Agreement dated July 1, 2008 to receive my distributions under the Award Agreement as follows:

A single sum distribution on the earliest of the following dates/events (check one or more boxes):

☐                                                                       ,                .. [Insert a fixed date after vesting period.]

☐                                    Upon my separation from service.

☐                                    Upon my death.  (In the event of my death, such distributions will be made to my beneficiary, if I have designated one, or to my estate if no beneficiary is designated.)

☐                                    Upon my disability (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder).

☐                                    Upon a change in control event (as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder).

Notwithstanding the election above, I understand if I am a “specified employee” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, any distribution may be delayed for a period of up to six (6) months following my separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code

This election is hereby made by the undersigned as of the date set forth below.

RECIPIENT:

Print Name:
Date:

EXHIBIT B

PROTECTIVE AGREEMENTS

I.                                         Protection of Trade Secrets

a.               Trade Secrets and Confidential Information.  The Recipient recognizes and acknowledges that the Company is and hereafter may become involved in various residential and commercial service related businesses, including without limitation the acquisition and operation of, and the providing of consulting services for, parking facilities, providing on-street and off-street parking enforcement, airport and urban transportation services, commercial security services, and commercial and residential property management services, including, maintenance and cleaning services (collectively, the foregoing to be referred to herein as the “Business”).  The Recipient further recognizes and acknowledges that Trade Secrets (as defined in subparagraph b below) of the Company constitute proprietary information that the Company is entitled to protect, which information constitutes special and unique assets of the Company, which is not generally available to the public.  With respect to all Trade Secrets, and except as may be required by the lawful order of a court of competent jurisdiction, the Recipient, in consideration for the grant to the Recipient of certain Restricted Stock Units, agrees that he shall:

i.	hold all Trade Secrets in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the Company’s prior written consent,

ii.	use all reasonable precautions to assure that the Trade Secrets are properly protected and kept from unauthorized persons,

iii.	make no use of any Trade Secrets except as is required in the performance of his duties for the Company, and

iv.

upon termination of his employment with the Company (whether voluntary or involuntary, and regardless of the reason or cause) or upon the Company’s request, promptly return to the Company any and all documents and other things relating to the Trade Secrets, all of which are and shall at all times remain the Company’s sole property.

None of the above provisions shall restrict the Recipient from using, at any time after the termination of his employment with the Company, information that is in the public domain or knowledge acquired during the course of his employment with the Company that is generally known to persons of his experience in other companies in the Business.

b.              Definitions.  As used in subparagraph a above:

i.

The term “Trade Secrets” shall refer to the Company’s confidential and proprietary information and trade secrets which, by reason of their character as special and unique assets of the Company, the Company is legally entitled to protect, including without limitation (i) information relating to the Company’s manner and methods of doing business, including without limitation strategies for negotiating leases and management agreements, (ii) the identity of the Company’s clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in the Company to the extent such identity has not otherwise been voluntarily disclosed by the Company, (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder, (iv) the identities of beneficiaries under land trusts, (v) the business, developments, activities or systems of the Company, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public, (vi) information concerning the business affairs of any individual or firm doing business with the Company, (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Company or for which the Company has or is providing consulting services, (viii) information pertaining to computer systems, including, but not limited to, computer software, used in the operation of the Company, and (ix) other confidential information and trade secrets relating to the operation of the Company’s Business.

ii.

The term “documents” shall mean all forms of written or recorded information, and shall include without limitation all accounts, budgets, compilations, computer records (including without limitation computer programs, information stored on computer hard drives, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

II.                                     Intellectual Property Rights

The Recipient agrees to assign to the Company any and all intellectual property rights, including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Recipient while employed by, and relating to the business of, the Company, and the Recipient agrees to cooperate

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with the Company’s attorneys to perfect ownership rights thereof in the Company.  The preceding sentence shall not apply to an invention for which no equipment, supplies, facility or Trade Secret information of the Company was used and which was developed entirely on the Recipient’s own time, unless (i) the invention relates either to the Company’s business or to actual or demonstrably anticipated research or development of the Company, or (ii) the invention results from any work performed by the Recipient for the Company.

III.                                 Covenants Not To Compete

The Recipient agrees that while he is employed by the Company and for a period of one (1) year after the date on which such employment terminates, the Recipient shall not, directly or indirectly:

a.               have an ownership interest in (other than ownership of 5% or less of the outstanding stock of any entity listed on a publicly traded stock exchange) any corporation, firm, joint venture, partnership, proprietorship, or other entity or association that manages, owns or otherwise engages in the Business, in any of the metropolitan areas in which, as of the time the Recipient’s employment terminates, the Company owns, manages and/or operates its Business facilities (a “Metropolitan Area”),

b.              become employed by, work for, consult with, or assist any person, corporation, firm, joint venture, partnership, proprietorship or any other entity or association that is engaged in a business that is competitive with the Company’s Business in any Metropolitan Area,

c.               contact or solicit business from any client or customer of the Company or from any person who is responsible for referring or who regularly refers business to the Company, or

d.              take any action to recruit or to assist in the recruiting or solicitation for employment of any officer, employee or representative of the Company.

If the Recipient, after the termination of his employment with the Company, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Recipient acknowledges that it is his responsibility to contact the Company so that the Company may inform the Recipient of its position with respect to such opportunity.

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